For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release

Frozen Food Express Industries
Reaffirms Share Repurchase Authorization

DALLAS, May 19, 2005 /PRNewswire-FirstCall via Comtex/ -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that at a meeting yesterday its Board of Directors reaffirmed its previously-announced plans to purchase up to 750,000 shares of its outstanding common stock. The Company's Board of Directors authorized the purchase of the shares from time to time on the open market or through private transactions. The previous announcement was made on August 12, 2004, and to date 156,800 shares have been repurchased. The last repurchase was made during October 2004. The Company's management and the Board determined that the current market price of the common stock is under valued and the repurchase of its shares is an attractive investment. The corporation currently has approximately 17.9 million shares of common stock outstanding.

About FFEX

Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service-providing full-truckload, less-than-truckload and distribution transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated arm, American Eagle Lines.

Forward-Looking Statements

This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", intend", "plan", "schedule", "estimate", "project" and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management's control and that may have a bearing on operating results are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.